UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2021

BLUEGREEN VACATIONS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida

	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4960 Confrence Way North, Suite 100, Boca Raton, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-912-8000

Not applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	BVH	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[ ]

Item 1.01.    Entry into a Material Definitive Agreement

On May 5, 2021, Bluegreen Vacations Holding Corporation (“BVH”) completed its previously announced acquisition of all of the approximately 7% of the outstanding shares of common stock of Bluegreen Vacations Corporation (“Bluegreen”) not previously beneficially owned by BVH. The acquisition was effected by BVH pursuant to a statutory, short-form merger (the “Merger”) under Florida law and a Plan of Merger, dated May 5, 2021 (the “Plan of Merger”), entered into by BVH. A copy of the Plan of Merger is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Pursuant to the Plan of Merger, BXG Acquisition Sub Corporation (“Merger Sub”), an indirect wholly owned subsidiary of BVH, merged with and into Bluegreen, with Bluegreen being the surviving corporation in the Merger and becoming an indirect wholly owned subsidiary of BVH. In accordance with the Plan of Merger, each share of Bluegreen’s common stock that was outstanding at the effective time of the merger, other than shares beneficially owned by BVH, was converted into the right to receive 0.51 shares of BVH’s Class A Common Stock. Any fractional share of BVH’s Class A Common Stock otherwise resulting from the application of the exchange ratio in the Merger will be rounded up to the nearest whole share.

On May 5, 2021, BVH and Bluegreen issued a press release announcing the closing of the Merger. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 1.02.    Termination of a Material Definitive Agreement.

In connection with the Merger, BVH’s Rights Agreement, dated June 17, 2020, with American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), was amended so that the Rights Agreement expired upon consummation of the Merger on May 5, 2021. Accordingly, the Rights (as defined in the Rights Agreement) previously issued under the Rights Agreement became null and void upon consummation of the Merger, and no rights under the Rights Agreement will be attached to, or otherwise accompany, the shares of BVH’s Class A Common Stock to be issued in connection with the Merger.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, the six directors of Bluegreen who were not also directors of BVH, who are Seth M. Wise, Norman H. Becker, Arnold Sevell, James R. Allmand, III, Mark A. Nerenhausen and Orlando Sharpe, were appointed to BVH’s Board of Directors, effective upon consummation of the Merger on May 5, 2021. The size of BVH’s Board of Directors was increased from seven directors to thirteen directors in connection with the director appointments. No decision has been made as to changes, if any, in the composition of the committees of BVH’s Board of Directors as a result of the director appointments.

The six new directors will be entitled to compensation for their service on BVH’s Board of Directors and its committees, if applicable, pursuant to the compensation program of BVH for its non-employee directors from time to time.

Mr. Wise was an Executive Vice President and director of BVH until its spin-off of BBX Capital, Inc. (“BBX Capital”) on September 30, 2020. In connection with the spin-off of BBX Capital, Mr. Wise became Executive Vice President and a director of BBX Capital. Alan B. Levan, Chairman Chief Executive Officer and President of BVH and Chairman of BBX Capital, John E. Abdo, Vice Chairman of BVH and BBX Capital, Jarett S. Levan, a director of BVH and Chief Executive Officer, President and a director of BBX Capital, and Seth M. Wise may be deemed to control both BVH and BBX Capital by virtue of their ownership of shares of each company’s Class A Common Stock and Class B Common Stock representing a majority of the applicable company’s voting power.

Item 9.01.    Financial Statements and Exhibits.

d) Exhibits.

2.1 - Plan of Merger dated May 5, 2021

99.1 - Press Release dated May 5, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2021	Bluegreen Vacations Holding Corporation

	By:	/s/ Raymond S. Lopez
Raymond S. Lopez
Chief Financial Officer

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